Exhibit (a)(5)(F)
Contact:

Emily Poe	Robyn Brown
WeissComm Partners	The Medicines Company
Phone: (212) 301-7183	Phone: (973) 290-6000
epoe@wcpglobal.com	investor.relations@themedco.com

THE MEDICINES COMPANY COMMENCES TENDER OFFER FOR ALL
OUTSTANDING SHARES OF TARGANTA THERAPEUTICS
PARSIPPANY, NJ, January 27, 2009 — Boxford Subsidiary Corporation, a wholly owned subsidiary of The Medicines Company (NASDAQ: MDCO), commenced a tender offer today to acquire all outstanding shares of common stock of Targanta Therapeutics Corporation (NASDAQ: TARG) for consideration of (1) $2.00 per share, net to the seller in cash, plus (2) the contractual right to receive up to an additional $4.55 per share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods, pursuant to a previously announced Agreement and Plan of Merger among The Medicines Company, Boxford Subsidiary Corporation and Targanta Therapeutics Corporation, dated January 12, 2009.
     The completion of the tender offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of Targanta common stock on a fully diluted basis.
     The tender offer and any withdrawal rights to which Targanta’s stockholders may be entitled expire at 12:00 midnight, New York City Time, at the end of Tuesday, February 24, 2009, unless the offer is extended.
     The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other materials relating to the tender offer filed by The Medicines Company and Boxford Subsidiary Corporation with the Securities and Exchange Commission (SEC) on January 27, 2009. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from Georgeson Inc., the information agent for the tender offer, at 1-212-440-9800 for banks and brokers or 1-866-257-5108 for stockholders and all others. Additional information regarding the tender offer may be obtained from J.P. Morgan Securities Inc., the dealer manager for the offer, toll-free at 1-877-371-5947. American Stock Transfer & Trust Company is acting as depositary for the tender offer.
About Targanta Therapeutics
Targanta Therapeutics Corporation (NASDAQ: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious
The Medicines Company     8 Sylvan Way     Parsippany, New Jersey 07054     Tel: (973)290-6000     Fax: (973)656-9898

infections in the hospital and other institutional settings. Targanta’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting EU regulatory approval, and a program to develop an oral version of oritavancin for the possible treatment of Clostidium difficile-related infection. Targanta has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Quebec, Canada. For more information on Targanta, visit www.targanta.com.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Company also has an investigational antiplatelet agent, cangrelor, in late-stage development and a serine protease inhibitor, CU-2010, in early-stage development. The Company’s website is www.themedicinescompany.com.
Cautionary Note Regarding Forward-Looking Statements
Statements in this press release regarding the proposed transaction between The Medicines Company and Targanta, the expected timetable for completing the transaction and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include uncertainties as to the timing of the tender offer and merger; uncertainties as to the number of shares of Targanta common stock that will be tendered in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; transaction costs; whether results obtained in clinical studies or in preclinical studies such as the studies referred to above will be indicative of results obtained in future clinical trials; whether, if the Company consummates the acquisition, the Company can advance oritavancin through the contemplated Phase 3 trial on a timely basis or at all and receive approval from the

The Medicines Company     8 Sylvan Way     Parsippany, New Jersey 07054     Tel: (973)290-6000     Fax: (973)656-9898

United States Food and Drug Administration or equivalent foreign regulatory agencies for the product; whether, if oritavancin receives approval, the Company will be able to successfully distribute and market the product and in that regard, whether physicians, patients and other key decision-makers will accept clinical trial results; whether the Company will be able to obtain regulatory approvals and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 10, 2008, which are incorporated herein by reference. The forward-looking statements are made only as of the date of publication. Except as otherwise required by law, the Company specifically disclaims any obligation to update any of these forward-looking statements.
Additional Information
This press release is for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of Targanta common stock are being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that The Medicines Company and Boxford Subsidiary Corporation have filed with the SEC on a Tender Offer Statement on Schedule TO on January 27, 2009. Targanta also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on January 27, 2009. Targanta stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Targanta stockholders and other investors may obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from The Medicines Company or Targanta by contacting: Robyn Brown of The Medicines Company at 973-290-6000 or investor.relations@themedco.com, or Susan Hager of Targanta at 617-577-9020 x217 or shager@targanta.com. Questions and requests for assistance or for additional copies of these documents may be directed to Georgeson Inc., the information agent for the offer, at 1-212-440-9800 for banks and brokers or 1-866-257-5108 for stockholders and all others.

The Medicines Company     8 Sylvan Way     Parsippany, New Jersey 07054     Tel: (973)290-6000     Fax: (973)656-9898